Exhibit 10.1

Iowa State University Research Park Corporation

2711 South Loop Drive, Suite 4050

Ames, Iowa 50010-8648

Memorandum of Agreement

DATE:	November 14, 2011

TO:	Nicholas Vahanian
NewLink Genetics Corporation
2503 S. Loop Drive, Suite 5100
Ames, lA 50010

FROM:	Steven T. Carter, President

RE:	ADDENDUM TO THE LEASE BETWEEN ISU RESEARCH PARK CORPORATION AND NEWLINK GENETICS CORPORATION DATED MARCH 1, 2010.

The following information constitutes additions to the Lease Agreement between ISU Research Park Corporation (Landlord) and NewLink Genetics Corporation (Tenant).  Upon signatures of appropriate representatives of Landlord and Tenant affixed to this Memorandum, this Memorandum becomes a part of that Lease Agreement dated March 1, 2010.

Tenant has requested and Landlord agrees to extend the Lease Agreement to Building 5 Phase II (containing ±26,616 sf) at 2503 South Loop Drive, in the following manner:

Term	Sq. Ft. Base Rents	Sq. Ft. Operating Rents		Monthly Base Rents	Monthly Operating Rents	Annual Base Rents	Annual Operating Rents

Unfinished shell space (±14,806 rentable square feet or rsf)-
12/1/2011- 2/29/2012	$5.58	$1.13	*	$6,884.79	$1,394.23	$82,617.48	$16,730.76

Finished space (±14,806 rsf) (±13,825 is the useable square feet or usf)-
3/1/2012- 2/28/2017	$11.50	Actual		$14,189.08	Actual	$170,268.96	Actual

Unfinished shell space (±11,810 rsf)- (1 year lease with automatic renewal unless Tenant provides a six-month notice of termination)
3/1/2012- 2/28/2013	$5.58	Actual	$5,491.65	Actual	$65,899.80	Actual

* Estimated operating rents through June 30, 2012.  The majority of operating rents are property taxes which will rise annually as the property tax abatement declines.

At such time that Tenant proceeds with additional improvements for Building 5 Phase II, Tenant agrees to sign a five-year lease addendum on any finished area. Landlord will then provide $45/SF for tenant improvements and access to the remaining state funds, currently $450,000, assuming their continued availability.  Base rent for the additional finished space is currently projected at $11.50 SF/YR plus operating expenses, but could vary based on the interest rate.  The $11.50 SF/YR lease rate is based on the current interest rate.

Should the Tenant proceed with improvements and then determine a need to reduce the finished space they are leasing in Phase 2, Landlord will work with the Tenant to find qualified tenants to sublease the space from Tenant.  The Landlord will make all reasonable efforts to assist the Tenant in securing a tenant to sublease the space, including identifying all appropriate prospects to NewLink.

Tenant is responsible for all utility costs and operations will be consistent with those of Building 5 Phase I.  The tenant and landlord will work together to specify costs each is responsible for based on the Phase 1 lease.

Subject to the terms of this Memorandum, Tenant agrees that all terms and conditions of the March 1, 2010 Lease and those described in this Memorandum shall remain in force.

Please sign and return both originals to my office by November 18, 2011 if you concur with the above terms.  We will then send a fully executed copy for your records.

AGREED
FOR	FOR
NewLink Genetics Corporation	ISU Research Park Corporation

/s/ Carl Langren	/s/ Steve Carter

VP of Finance	Director
Title	Title

11/14/2011	11/14/2011
Date	Date